Exhibit 10.12

AGREEMENT REGARDING ASSIGNMENT AND ASSUMPTION OF
PURCHASE AGREEMENT

THIS AGREEMENT REGARDING ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT (“Assignment Agreement”) is made and entered into by LANIC ENGINEERING, INC., a California corporation (“Assignor”), and BCI IV ACQUISITIONS LLC, a Delaware limited liability company (“Assignee”), as of February 23, 2018 (“Effective Date”).

R E C I T A L S :

A.                                    Assignor is the tenant and Surf’s Up, LLC, a Washington limited liability company (“Seller”), is the landlord under a Standard Industrial/Commercial Single-Tenant Lease—Net dated February 22, 2016, and First Amendment to Lease agreement dated November 14, 2017 (collectively, the “Existing Lease”) for an approximate 58,867 square foot freestanding industrial building on an approximate 2.44 acre land parcel located at 17800 Gothard Street, Huntington Beach, California (“Property”).  The Existing Lease contains an Option to Purchase the Property for the benefit of Assignor (“Purchase Option”).

B.                                    Upon the expiration of the Assignment Due Diligence Period (defined below) under this Assignment Agreement, Assignor intends to exercise the Purchase Option and enter into the Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate with Seller in the form attached hereto as Exhibit “A” (“Purchase Agreement”).

C.                                    Assignor is agreeing to assign to Assignee, and Assignee is agreeing to assume from Assignor, all of Assignor’s right, title and interest in the Property under the Purchase Agreement, subject to the terms and conditions set forth below.

AGREEMENT

1.                                      Assignment of Purchase Agreement.  The closing of this assignment transaction (“Assignment Closing”) and the closing of the sale transaction pursuant to the Purchase Agreement (“Sale Closing” and, together with the Assignment Closing, “Closing”) shall occur concurrently (with the Assignment Closing occurring immediately before the Sale Closing).  Notwithstanding the foregoing, if the Sale Closing does not occur due solely to Assignee’s default under the Purchase Agreement and Assignor is not in default of the Assignment Agreement or Purchase Agreement, the Assignment Deposit shall be retained by Assignor as liquidated damages as provided herein.  The date of the Sale Closing shall be set forth in the Purchase Agreement.  Upon the Closing, Assignor shall assign, transfer, convey and deliver to Assignee, and Assignee shall take all of Assignor’s right, title and interest in and under the Purchase Agreement (“Assignment”) pursuant to the assignment of the Purchase Agreement attached hereto as Exhibit “B” (“Assignment of Purchase Agreement”).  At the time of the Closing, subject to the terms and provisions set forth below in this Section 1 of the Assignment Agreement, in addition to the Assignment Consideration (defined below) paid to Assignor as provided herein, Assignee shall, via the transfer of immediately available funds to Escrow Holder (as defined below) (a) reimburse Assignor for (i) the deposits for the Purchase Option made under paragraph 56 of the Existing Lease, in the amount of One Hundred Sixty-Six Thousand Six Hundred Sixty-Five and 00/100 Dollars ($166,665.00), which amount has been paid by Assignor to Seller under the Existing Lease as of the Effective Date for the period through February 28, 2018 plus, if applicable, an additional Six Thousand Nine Hundred Forty-Four and 00/100 Dollars ($6,944.00) per month to be paid by Assignor to Seller under the Existing Lease for any period after March 1, 2018 up to the Closing (such amount be collectively referred to herein as the “Prepaid Purchase Deposit”), and (ii) One Thousand and 00/100 Dollars ($1,000.00) to the extent made by Assignor to Seller under the Purchase Agreement (the “PSA Deposit” and collectively with the Prepaid Purchase Deposit, “Sale Deposit”), and (b) pay to Assignor the amount of the security deposit in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) under the Existing Lease (provided that if Seller returns an additional Fifty Thousand and 00/100 Dollars ($50,000.00) of the security deposit to Assignor pursuant to paragraph 54 of the Existing Lease before the Closing, then the payment under this clause (b) shall be reduced accordingly) (“Existing Lease Deposit”).  Notwithstanding the foregoing or anything to the contrary in this Assignment Agreement, Assignee’s obligation to reimburse Assignor the Prepaid Purchase Deposit, the PSA Deposit and the Existing Lease Deposit is expressly contingent upon Assignee receiving a credit for such exact amounts against the purchase price paid by Assignee pursuant to the Purchase Agreement.

2.                                      Acceptance and Assumption of Obligations under the Purchase Agreement.  Upon the Assignment Closing, Assignee shall accept the Assignment and shall assume and agree to comply with all of the duties and obligations set forth in the Purchase Agreement from and after the Assignment Closing.  Assignee hereby agrees that upon the Assignment Closing, Assignee shall be solely responsible for the satisfaction of all terms and conditions under the Purchase Agreement, including any and all costs and expenses required to be paid by the “Buyer” thereunder, and that Assignor shall have no further liability for the same. The Purchase Agreement may include changes to the purchase price agreed upon by Seller and Assignor; provided that in no event shall the purchase price be more than $10,075,000.00 and in all events, Assignor shall provide Assignee with prompt written notice of any change to the purchase price.  Except for the changes to the purchase price as provided above, Assignor covenants and agrees that it shall not modify the Purchase Agreement or enter into an agreement with Seller to modify the Purchase Agreement during the term of this Assignment Agreement without the prior written consent of Assignee, which consent Assignee may withhold in its sole discretion.  Assignee agrees that it shall approve or disapprove any requested change within two (2) business days of receiving Assignor’s request.

3.                                      Assignment Consideration.  Upon the Closing, Assignee shall deliver to Escrow Holder via wire transfer of immediately available funds an amount equal to the difference between Ten Million Seventy-Five Thousand and 00/100 Dollars ($10,075,000.00) and the purchase price set forth in the Purchase Agreement (as said amount is subject to adjustment as provided in the Purchase Agreement based upon the closing date and/or the exercise of option date) attached hereto (“Assignment Consideration”).

4.                                      Parallel Escrow.  Assignor and Assignee each acknowledge that the purchase and sale transaction evidenced by the Purchase Agreement and this Assignment Agreement will involve parallel escrows consisting of (a) a new escrow for Assignor’s agreement to purchase the Property from the Seller to be opened when Assignor enters into the Purchase Agreement with

Seller (the “Sale Escrow”), which escrow shall be opened and maintained by First American Title Insurance Company, 18500 Von Karman Avenue, Suite 600, Irvine, CA 92612, Attn:  Ryan Hahn (“Escrow Holder”), and (b) the escrow for this Assignment transaction (the “Assignment Escrow”), which Assignment Escrow shall be deemed to be opened on the date which this Assignment Agreement has been fully-executed and delivered to the parties and to Escrow Holder and the Initial Assignment Deposit (defined below) is made as set forth below.  Assignor and Assignee shall each pay one-half (1/2) of the Escrow Holder’s escrow fee for the Assignment Escrow and shall equally share any other escrow costs required by Escrow Holder in connection with the Assignment Escrow.  Assignor shall not be responsible for any other closing costs relating to the Sale Escrow, it being understood that all such costs and expenses shall be paid by Assignee and/or Seller as allocated in accordance with the terms of the Purchase Agreement.

5.                                      Assignment Deposit.  Within three (3) business days after opening of the Assignment Escrow, Assignee will deposit via wire transfer of immediately available funds into the Assignment Escrow the sum of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (“Initial Assignment Deposit”).  During the Assignment Due Diligence Period (defined below), the Initial Assignment Deposit shall be fully refundable to Assignee.  Prior to the expiration of the Assignment Due Diligence Period, if Assignee is satisfied with the condition of the Property and the terms and conditions of the Purchase Agreement, and Assignee does not terminate (and is not deemed to have terminated) this Assignment Agreement, Assignee shall, within one (1) business day following the expiration of the Assignment Due Diligence Period, make an additional deposit via wire transfer of immediately available funds of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (“Additional Assignment Deposit”) for a total deposit of Four Hundred Thousand and 00/100 Dollars ($400,000.00).  The Initial Assignment Deposit and the Additional Assignment Deposit are referred to collectively as the “Assignment Deposit”.  The Assignment Deposit shall be applicable to Assignment Consideration upon the Assignment Closing.

6.                                      Assignment Due Diligence Period.  Assignee shall have until 5:00 p.m. Pacific Time on February 23, 2018 in order to conduct its due diligence of the Property (the “Assignment Due Diligence Period”).  In the event Assignee disapproves of the Property, for any reason or no reason in its sole and absolute discretion, in writing prior to the expiration of the Assignment Due Diligence Period, this Assignment Agreement shall be considered terminated, the Assignment Escrow shall be cancelled and the Initial Assignment Deposit shall be immediately refunded to Assignee.  In the event that Assignee approves the Property in writing prior to the expiration of the Assignment Due Diligence Period by delivering a written election to proceed, the Assignment Deposit shall thereupon immediately be non-refundable except in the event of Assignor’s default or this Assignment Agreement otherwise provides for the Assignment Deposit to be refunded to Assignee, and shall serve as liquidated damages in the event Assignee fails to close the Assignment transaction as set forth in Section 13 below, but applicable to the Assignment Consideration due upon the Closing.  If Assignee fails to deliver a written approval or disapproval notice prior to expiration of the Assignment Due Diligence Period, Assignee shall be deemed to have disapproved the Property and elected to terminate this Assignment Agreement, in which case the Assignment Escrow shall be cancelled and the Initial Assignment Deposit shall be immediately refunded to Assignee.  If Assignee approves the Property in writing prior to the expiration of the Assignment Due Diligence Period, and if the Additional Assignment Deposit has been made, Assignor shall (a) exercise the Purchase Option in accordance with the terms of the Existing Lease within one (1) business day after Assignee’s delivery of such approval notice and shall concurrently deliver a copy of such exercise notice to Assignee, and (b) promptly use its best efforts to cause the Purchase Agreement the form required by this Assignment Agreement to be executed by both parties and deliver a fully signed copy thereof to Assignee.

7.                                      Performance of Due Diligence by Assignee.  Immediately after the execution of this Assignment Agreement by all parties hereto, and unless there is an applicable confidentiality restriction, Assignor shall deliver to Assignee copies of all documents, correspondence and other materials in Assignor’s possession or control related to the Property, including, without limitation, all such materials provided to Assignor by Seller in connection with the Existing Lease and/or the Purchase Agreement (collectively, the “Property Information”).  Commencing immediately upon execution of this Assignment Agreement by all parties hereto, and continuing through the expiration of the Assignment Due Diligence Period, Assignor shall provide Assignee with access to the Property for inspection and testing in accordance with an access agreement previously executed by Assignee (“Access Agreement”).  Assignee acknowledges that access by Assignee or any of Assignee’s consultants shall only be allowed following written notice to Assignor of the proposed inspection and/or testing; provided that any invasive testing shall be subject to Assignor’s approval in its sole and absolute discretion.  Assignee and Assignee’s consultants shall not be allowed to contact the Seller or Seller’s representatives at any time during the Assignment Escrow relating to due diligence; provided that Assignee shall be permitted to provide Assignor with a written list of issues and concerns and questions relating to the Property, and Assignor shall use diligent and good faith efforts to promptly get a response from Seller relating to same, including, without limitation, providing Assignee with any written responses that Assignor receives from Seller.  In the event this Assignment Agreement terminates for any reason other than a default by Assignor, Assignee shall provide Assignor with copies of all final surveys, Phase I Reports and zoning reports relating to the Property that were obtained by Assignee through its own efforts (excluding any materials that Assignor is prohibited from disclosing by applicable contracts or law, any attorney-client privileged material, or any internal appraisals or economic evaluations of the Property, internal correspondence, reports and memoranda and similar proprietary or confidential information), without any representation or warranty of any kind (such that Assignor will accept such materials on an “as-is” basis) and subject to any confidentiality restrictions set forth therein.  Assignee hereby agrees to indemnify, defend and hold Assignor harmless from and against all liability and cost for damage or injury resulting from the performance of said tests and inspections by Assignee and its consultants; provided, however, that Assignee shall not be liable to Assignor as a result of the discovery by Assignee of a pre-existing condition on the Property to the extent the activities of Assignee, its agents, representatives, employees, contractors or consultants do not exacerbate the condition following the initial discovery of same.  Assignee shall review the condition of title to the Property during the Assignment Due Diligence Period and, prior to the expiration of the Assignment Due Diligence Period, shall provide Assignor with a copy of Assignee’s approved proforma owner’s policy of title insurance (“Approved Proforma Policy”) provided by First American Title Insurance Company (in its capacity as title insurer, “Title Company”).  During the term of this Assignment Agreement, Assignor agrees to work in good faith with Assignee to resolve any disapproved title matters to Assignee’s sole and absolute satisfaction.

8.                                      Closing Date; Closing Contingency Conditions.  The Closing shall occur on the closing date specified in the Purchase Agreement (“Closing Date”), as said date may be extended as provided therein.  Following the expiration of the Assignment Due Diligence Period, the Closing shall only be contingent on the following conditions being met prior to the Closing:

A.                                    As a condition solely for the benefit of Assignee, (1) Assignor shall have entered into the Purchase Agreement with Seller in the form required by this Assignment Agreement, (2) Assignor shall have assigned the Purchase Agreement to Assignee pursuant to the Assignment of Purchase Agreement, (3) Assignor shall have complied with all of its covenants and agreements set forth herein, (4) Assignor’s representations and warranties set forth in this Assignment Agreement shall be true and correct in all material respects, (5) the Purchase Agreement shall be in full force and effect without breach or default thereunder and (6) Seller shall be ready, willing and able to close escrow under the Purchase Agreement in accordance with the terms therein.

B.                                    As a condition for each party’s benefit, the other party shall have performed all of its material obligations under this Assignment Agreement, including payment by Assignee of the Assignment Consideration and all other payments due to Assignor and the delivery of the documents referenced in Section 9 below.

9.                                      Closing Deliveries.

A.                                    Assignor’s Closing Deliveries.  Assignor shall deliver the following items to Escrow Holder on or before the Closing Date:

(i)                                     The Assignment of Purchase Agreement, duly executed by Assignor.

(ii)                                  Two (2) counterparts of a new lease for the Property in the form attached hereto as Exhibit “C”, duly executed by Assignor, as tenant (“New Lease”), which shall provide for, among other things, the termination of the Existing Lease.

(iii)                               All funds, documents and other items required to be delivered by Assignor, as the tenant under the New Lease, prior to commencement of the New Lease, including, without limitation, evidence of the insurance coverages required to be maintained by Assignor and the security deposit required thereunder.

(iv)                              An entity transfer certification confirming that Assignor is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, duly executed by Assignor (the “Certificate of Non-Foreign Status”), and a California 593.

(v)                                 A closing statement conforming to the relevant provisions of this Assignment Agreement, duly executed by Assignor.

(vi)                              Such other documents and instruments as may reasonably be required by Escrow Holder and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

B.                                    Assignee’s Closing Deliveries.  Assignee shall deliver the following items to Escrow Holder on or before the Closing Date:

(i)                                     Immediately available funds in an amount equal to the sum of (a) the remaining portion of the Assignment Consideration after deduction of the Assignment Deposit, (b) the Sale Deposit (as subject to adjustment as provided in Section 1 of this Assignment Agreement), (c) the Existing Lease Deposit, and (d) any additional amounts required pursuant to the closing statement approved by Assignee.

(ii)                                  The Assignment of Purchase Agreement, duly executed by Assignee.

(iii)                               Two (2) counterparts of the New Lease, duly executed by Assignee, as landlord.

(iv)                              A closing statement conforming to the relevant provisions of this Assignment Agreement, duly executed by Assignee.

(v)                                 Such other documents and instruments as may reasonably be required by Escrow Holder and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

10.                               Escrow Holder Closing Obligations.  If and when Assignor and Assignee have deposited into escrow the documents, instruments and other matters required by this Assignment Agreement, upon the Closing, Escrow Holder shall:

A.                                    Deliver to Assignor (i) the fully executed Assignment of Purchase Agreement, (ii) the fully executed New Lease, and (iii) an amount equal to the sum of (a) the Assignment Consideration, (b) the Sale Deposit, and (c) the Existing Lease Deposit (subject to the provisions set forth in Section 1 above), less Assignor’s share of closing costs, prorations and adjustments.

B.                                    Deliver to Assignee (i) the fully executed Assignment of Purchase Agreement, (ii) the executed Certificate of Non-Foreign Status, (iii) the fully executed New Lease, and (iv) any funds deposited by Assignee, and any interest earned thereon, in excess of the amount required to be paid by Assignee hereunder.

11.                               Assignor’s Representations and Warranties.  Assignor represents and warrants to Assignee that the following matters are true as of the Effective Date:

A.                                    (i) Assignor is duly organized and legally existing under the laws of the State of California, (ii) the execution and delivery by Assignor of, and Assignor’s performance under, this Assignment Agreement and the instruments and documents referenced herein are within Assignor’s powers and have been duly authorized by all requisite corporate action, and (iii) the person executing this Assignment Agreement and the instruments and documents referenced herein on behalf of Assignor has the authority to do so.

B.                                    Assignor is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

C.                                    This Assignment Agreement constitutes (and all agreements, instruments and documents to be executed and delivered by Assignor pursuant to this Assignment Agreement shall be) the legal, valid and binding obligation of Assignor enforceable in accordance with its terms, subject to laws applicable generally to creditor’s rights.  Performance of this Assignment Agreement will not result in any breach of, or constitute a default under, any agreement or other instrument, judicial or administrative order or judgment to which Assignor is a party or by which Assignor or any portion of the Property might be bound.

D.                                    Assignor has received no written notice from any governmental agency that the Property or the current use and operation thereof violate any applicable federal, state or municipal law, statute, code, ordinance, rule or regulation (including those relating to environmental matters), except with respect to such violations as have been fully cured prior to the date hereof.

E.                                     Assignor has not received written notice from any governmental agency of any currently pending condemnation, zoning or other land-use regulation proceedings relating to the Property which would affect the use or operation of the Property or any portion thereof.

F.                                      Assignor has not received service of process with respect to any litigation that has been filed against Assignor that arises out of the occupancy of the Property and would materially affect the Property or the use thereof, or Assignor’s ability to perform hereunder.  There are no proceedings or claims pending, or to Assignor’s knowledge, contemplated or threatened, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body with respect to Assignor’s use of the Property, or the ability of Assignor to consummate the transaction contemplated by this Assignment Agreement.

G.                                    (i) The Existing Lease is in full force and effect, (ii) Assignor has not delivered any written notice to Seller, as landlord, under the Existing Lease alleging a default by Seller, as landlord, which remains uncured, (iii) Assignor has not received any written notice from the landlord under the Existing Lease alleging a default by Assignor, as tenant, which remains uncured, and (iv) Assignor has delivered to Assignee, as part of the Property Information, a true, correct and complete copy of the Existing Lease and any and all amendments and/or guarantees relating thereto.  Assignor has not previously assigned the Existing Lease or entered into any sublease in connection therewith, and there are no parties in possession of any portion of the Property other than Assignor.  Assignor has the right to exercise the Purchase Option pursuant to the Existing Lease and to assign said Purchase Option to Assignee as provided herein.

H.                                   Assignor has no knowledge of the release of any hazardous materials onto the Property in violation of applicable laws and Assignor has not received written notice from any governmental entity alleging that Seller, Assignor and/or the Property is not in compliance with applicable laws governing the environmental condition of the Property.

I.                                        All contracts to which Assignor is a party relating to the maintenance, service and repair of the Property (collectively, the “Contracts”) delivered as part of the Property Information are the only service, supply, repair and maintenance agreements or equipment leases (excluding the Existing Lease and recorded instruments) to which Assignor is a party with respect to or affecting the Property.  Assignor has delivered to Assignee, as part of the Property Information, true, correct and complete copies of all Contracts.  Assignor has no knowledge of and has neither given nor received any written notice of default with respect to any of the Contracts which remains uncured.  Seller is not a party to any service contracts relating to the Property for which Assignor reimburses Seller.

J.                                        Assignor has not previously exercised the Extension Option or Purchase Option.

K.                                    Assignor has made available, or will make available, to Assignee true copies of the Property Information that are in the possession or control of Assignor, provided that, except as otherwise set forth in this Assignment Agreement, Assignor is not representing that the information or statements contained in the Property Information are accurate or complete.

L.                                     To Assignor’s knowledge, there are no property tax appeals pending with respect to the Property.

M.                                 No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Assignor’s knowledge, threatened) by or against Assignor or Seller.

N.                                    Assignor is not a Prohibited Person (defined below).  To Assignor’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Assignment Agreement is a Prohibited Person.  The assets Assignor will transfer to Assignee under this Assignment Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person.  The assets Assignor will transfer to Assignee under this Assignment Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).  For purposes of this Agreement, “Prohibited Person” means any of the following:  (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in clause (i), (ii), (iii) and/or (iv) above.

O.                                    To Assignor’s actual knowledge, except as set forth in the Purchase Agreement, there are no commission agreement(s) requiring the payment of a commission, or any brokers requiring the payment of a commission by Assignor under the Purchase Agreement.

All references to Assignor’s knowledge or awareness of receipt of documents shall refer to the actual knowledge of Robert Leaming without the duty of investigation or inquiry.  Such individual is the party with Assignor that has the most knowledge of the Property.  Assignor agrees that the representations and warranties above that are in the control of Assignor shall be considered re-stated as of the Assignment Closing.

12.                               Covenants of Assignor Prior to Assignment Closing.  Until the Assignment Closing:

A.                                    Assignor shall continue to perform its obligations under the Existing Lease, including, without limitation, maintaining in full force and effect all insurance coverages required of the tenant under the Existing Lease.  Assignor shall provide Assignee with copies of any written notices received or delivered by Assignee under the Existing Lease.  Except as expressly set forth in this Assignment Agreement, Assignor shall not agree to any amendment, modification or termination of the Existing Lease without Assignee’s prior written consent, which Assignee may withhold or condition in its sole discretion.

B.                                    Following execution, Assignor shall perform its obligations under the Purchase Agreement.  In the event of Seller’s default under the Purchase Agreement that would prevent a Sale Closing, Assignor shall give prompt written notice to Assignee.  In such event, Assignee shall have the right to either terminate this Assignment Agreement and receive a refund of the Assignment Deposit or require that Assignor pursue its remedies against Seller as provided in the Purchase Agreement, at Assignor’s sole cost, in which event the timeframes set forth in this Assignment Agreement shall be extended until such time that Assignor has exhausted its remedies.  Assignor shall provide Assignee with copies of any written notices received or delivered by Assignor under the Purchase Agreement.  Except as expressly set forth in this Assignment Agreement, Assignor shall not agree to any modification or termination of the Purchase Agreement without Assignee’s prior written consent, which Assignee may withhold in its sole discretion.

C.                                    Assignor shall provide Assignee with copies of any written notices received by Assignor from governmental agencies relating to violations of any applicable federal, state or municipal law, statute, code, ordinance, rule or regulation (including those relating to environmental matters) relating to Assignor’s use of the Property.

D.                                    Unless and until Assignee terminates or is deemed to have terminated this Assignment Agreement, Assignor shall not (i) actively market the Property for sale and/or the Purchase Option for assignment, (ii) enter into any negotiations with any other party for the assignment of the Purchase Option and/or the sale of the Property, and (iii) solicit purchase or assignment offers for the Property.

E.                                     Assignor shall continue to process for closure any and all open, pending or expired permits that now or in the future exist with respect to the Property, including without limitation, those open, pending and expired permits described on Exhibit “D” attached hereto (collectively, the “Open Permits”).  If despite Assignor’s best efforts, all of the Open Permits have not been closed out by the City and written evidence of same has not been delivered to Assignee by the Assignment Closing, then notwithstanding anything to the contrary herein, a portion of the Assignment Consideration equal to Seventy Five Thousand Dollars ($75,000.00) (the “Holdback Amount”) shall be held back by Escrow Holder.  The Holdback Amount shall be held back by Escrow Holder until the earlier of (i) the date that Assignor delivers written evidence to Assignee that all Open Permits with the City of Huntington Beach have been closed; or (ii) the date that is three (3) months after the Assignment Closing (the “Outside Date”).  If Assignor has not delivered written evidence to Assignee that all Open Permits with the City of Huntington Beach have been closed by the Outside Date, then the Holdback Amount shall be disbursed to Assignee, and Assignee shall utilize the Holdback Amount in good faith to process the closure of the Open Permits (and any amounts remaining after the Open Permits have been closed shall be refunded to Assignor).  If the cost of closing the Open Permits by Assignee exceeds the amount of the Holdback Amount, such costs shall be the responsibility of Assignor.  In such event, the excess costs shall be reimbursed to Assignee within ten (10) business days’ of Assignee’s demand (which demand shall include applicable invoices that substantiate the costs.  Such obligation shall survive the Assignment Closing.  Assignor shall be responsible for the payment of any holdback escrow fee required by Escrow Holder.  In addition to any documents required to be delivered by the parties hereunder, upon the Assignment Closing, the parties agree to execute any commercially reasonable holdback escrow instructions that may be required by Escrow Holder in connection with the Holdback Amount.

13.                               LIQUIDATED DAMAGES FOR ASSIGNEE DEFAULT.  AFTER THE EXPIRATION OF THE ASSIGNMENT DUE DILIGENCE PERIOD, IN THE EVENT THE ASSIGNMENT AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BY REASON OF ASSIGNEE’S DEFAULT UNDER THIS ASSIGNMENT AGREEMENT, THIS ASSIGNMENT AGREEMENT SHALL BE CONSIDERED TERMINATED AND THE ASSIGNMENT DEPOSIT SHALL BE DELIVERED BY ESCROW HOLDER TO ASSIGNOR AS LIQUIDATED DAMAGES.  ASSIGNOR’S ACTUAL DAMAGES IN THE EVENT THE ASSIGNMENT IS NOT CONSUMMATED ARE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE AT THE DATE THIS ASSIGNMENT AGREEMENT IS FULLY EXECUTED AND DELIVERED.  THEREFORE, BY SEPARATELY EXECUTING THIS PARAGRAPH BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE ASSIGNMENT DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF ASSIGNOR’S DAMAGES AND NOT A PENALTY, AND SHALL BE ASSIGNOR’S SOLE AND EXCLUSIVE REMEDY AT LAW AND IN EQUITY AGAINST ASSIGNEE ARISING FROM A FAILURE OF THE SALE TO CLOSE THE ASSIGNMENT DUE TO DEFAULT BY THE ASSIGNEE.  BY THEIR SEPARATELY EXECUTING THIS PARAGRAPH BELOW, ASSIGNEE AND ASSIGNOR ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS ASSIGNMENT AGREEMENT WAS EXECUTED.  ASSIGNEE HEREBY WAIVES BENEFIT OF ALL STATUTES ADDRESSING LIQUIDATED DAMAGES

FOR THE PURCHASE OF REAL ESTATE, INCLUDING CALIFORNIA CIVIL CODE SECTIONS 1671 THROUGH 1681.

/s/ JW	/s/ BL /s/ JA
Assignee Initials	Assignor Initials

14.                               AS-IS Condition.  Except for the representations and warranties made by Assignor as specifically set forth in this Assignment Agreement or in the documents executed by Assignor in connection with the Assignment Closing (collectively, the “Representations”), Assignee acknowledges and agrees that Assignor has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Property, including without limitation, the water, soil and geology; (b) the income to be derived from the Property; (c) the suitability of the Property for any and all activities and uses which Assignee may conduct thereon; (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder; (e) the habitability, merchantability or fitness for a particular purpose of the Property; (f) the existence of Hazardous Substances at the Property; or (g) any other matter with respect to the Property or the Purchase Agreements, including the exact property interest being purchased by Assignee and the obligations being assumed by such purchase.  Assignee further acknowledges and agrees that, having been given the opportunity to inspect the Property, Assignee is relying solely on its own investigation of the Property and not on any information provided or to be provided by Assignor except as otherwise expressly provided herein.  Assignee further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Assignor has not made any independent investigation or verification of such information.  Assignee further acknowledges and agrees that, and as a material inducement to the execution and delivery of this Assignment Agreement by Assignor, except with respect to the Representations, the Assignment as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.”  Assignee acknowledges, represents and warrants that Assignee is not in a significantly disparate bargaining position with respect to Assignor in connection with the transaction contemplated by this Assignment Agreement; that Assignee freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Assignment Agreement; that Assignee is represented by legal counsel in connection with this transaction; and Assignee has conferred with such legal counsel concerning this waiver.

/s/ JW	/s/ BL /s/ JA
Assignee Initials	Assignor Initials

15.                               Release of Claims.  Effective upon the Assignment Closing, except as otherwise expressly provided in this Assignment Agreement and in the documents delivered at Closing, Assignee on behalf of itself and its successors and assigns, waives its right to recover from, and forever releases and discharges Assignor, its affiliates, property manager, partners, members, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys of each of them, and their respective heirs, successors, personal representatives and assigns (collectively,

“Assignor Parties”) from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, liens, judgments, costs or expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way connected with this Assignment Agreement, the Purchase Agreement or the Existing Lease.  The terms and provisions of this paragraph shall survive the Assignment Closing and/or termination of this Assignment Agreement. The foregoing shall in no event be deemed to operate to release Assignor from any liability arising or accruing under the New Lease.

16.                               Remedies for Assignor Default.  In the event Assignor breaches this Assignment Agreement prior to the Assignment Closing which results in the Assignment Escrow not closing, Assignee shall have the right to either (a) terminate this Assignment Agreement and receive a refund of the Assignment Deposit together with reimbursement from Assignor of Assignee’s aggregate out-of-pocket third-party costs not to exceed Fifty Thousand and 00/100 Dollars ($50,000.00), or (b) file a legal action within sixty (60) days of any alleged breach for specific performance.  In the event the Assignment Closing occurs, the liability of Assignor for damages arising out of any breach by Assignor of its representations and warranties or any other matter related to this Assignment Agreement which Assignee first learns of following the Assignment Closing shall be limited to actual damages only up to One Hundred Thousand and 00/100 Dollars ($100,000.00) and in no event shall Assignee be entitled to obtain any other damages of any kind, including without limitation consequential, indirect or punitive damages.  Any action, suit or proceeding against Assignor following the Assignment Closing shall be filed, if at all, on or before the date which is six (6) months after the date of the Assignment Closing, or be forever barred.  The obligations and/or liability of Assignor relating in any way to this Assignment Agreement and the Property are binding only on Assignor and Assignor’s assets and shall not be personally binding upon, nor shall any resort be had to, the private properties or assets of any of the trustees, partners, members, officers, directors, shareholders or beneficiaries of Assignor, or of any trustees, partners, members, officers, directors, shareholders or beneficiaries of any shareholders of Assignor, or of any of Assignor’s employees or agents.  Assignee hereby waives the right to file any action or make any claim against any person or entity other than Assignor.

/s/ JW	/s/ BL /s/ JA
Assignee Initials	Assignor Initials

17.                               [Intentionally omitted].

18.                               Assignment.  Assignee shall not have the right to assign this Assignment Agreement or any interest therein without Assignor’s prior written consent, which consent may be given or withheld in Assignor’s sole and absolute discretion; provided, however, that Assignee shall be permitted, without obtaining Assignor’s consent, to assign this Assignment Agreement to an entity which controls, is controlled by, or is under common control with Assignee or any other entity affiliated with Assignee.  For purposes of this Agreement, an affiliate of Assignee shall include (a) any entity that is owned, controlled by or is under common control with Assignee (an “Assignee Control Entity”), (b) any entity in which one or more Assignee Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, or (c) any entity (or subsidiary thereof) that is advised by an affiliate of BCI IV Advisors LLC.  Assignee shall in no event be released from any of its obligations or liabilities hereunder as a result of any such assignment.

Whenever reference is made in this Agreement to Assignee, such reference shall include the transferee of Assignee under this Agreement.

19.                               Brokerage Fees.  Assignor shall pay a commission for this transaction upon the Closing pursuant to a separate written agreement with Voit Real Estate Services.  Such brokerage company shall not be a third party beneficiary under this Assignment Agreement, but shall only have recourse under the separate written agreement entered into by Voit Real Estate Services with Assignor.  Neither Assignor nor Assignee is aware of any other broker involved in connection with this Assignment Agreement.  If either party has dealt with any person, firm, real estate broker or finder, other than stated above, in connection with this Assignment Agreement, such party shall be solely responsible for the payment of any fee due said person, firm, broker or finder and shall indemnify, protect and hold the other party free and harmless from and against any liability in respect thereto, including any of the other party’s reasonable attorney’s fees incurred in connection therewith.

20.                               Confidential Information.  Except as otherwise expressly set forth in this Section 20, any information concerning the Property and this Assignment Agreement shall be strictly confidential (other than information available from public records or otherwise generally available to the public).  Assignee, on its behalf and on behalf of any of its agents, agrees not to disclose any information or matter pertaining to the Property, the Purchase Agreement or this Assignment Agreement, including but not limited to the Assignment Consideration provided in this Assignment Agreement, to any other person or entity except its brokers, attorneys, accountants, consultants and any other third party reasonably believed necessary by Assignee in connection with its due diligence of the Property and evaluation of this transaction.  Assignee shall advise its brokers, attorneys, accountants, consultants and any other third parties to whom Assignee discloses any of the confidential information of the confidentiality requirements of this Section 20.  Specifically, although Seller will become aware that Assignee will be the buyer under the Purchase Agreement, Assignee shall not disclose any of the material terms of this Assignment Agreement to Seller.  If the Assignment Escrow does not close for any reason other than a default by Assignor, Assignee shall promptly return to Assignor all documentation Assignor provided to Assignee without making any copies for its own files; provided, however, that Assignee shall have the right to retain during the pendency of any dispute regarding or relating to such termination any document which is pertinent to such dispute.  The foregoing shall not be deemed to prevent Assignee from making any disclosure that Assignee is (a) required by law to make (including, without limitation, disclosures to the Securities Exchange Commission), made in any filings with governmental authorities required by reason of the transactions provided for herein, and/or is made in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction; but prior to making any such disclosure Assignee shall give Assignor such prior written notice, specifying the information required to be disclosed, the basis of the legal obligation to disclose and the party(ies) to whom disclosure will be made, as applicable law and circumstances reasonably permit and Assignor shall have whatever opportunity applicable law provides to contest the requirement for such disclosure or to limit the same, or (b) is made to the extent Assignee considers such documents or information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Assignment Agreement or in connection with any dispute between Assignor and Assignee.

21.                               Attorney Fees and Costs; Venue.  In the event either party files a suit in connection with this Assignment Agreement or any provisions contained herein, then the party which prevails in such action shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.  The venue for any legal action shall be in Orange County Superior Court.

22.                               Counterpart Execution; Electronic Signatures.  This Assignment Agreement may be executed in any number of counterparts with the same effect as if the parties hereto had signed the same document.  All counterparts will be construed together and shall constitute an agreement.  Signatures transmitted electronically shall have the same effect as original signatures.

23.                               Entire Agreement.  This Assignment Agreement, together with the access agreement previously executed by the parties, constitutes the entire agreement between the parties hereto regarding the subject matter provided herein.  There have been no other statements, promises or representations made by the parties that are intended to alter, modify or complement the Assignment.

24.                               Construction.  The parties acknowledge and agree that each has participated in the drafting and negotiation of this Assignment Agreement and accordingly in the event of a dispute among the parties hereto with respect to the interpretation or enforcement hereof, no provision shall be construed so as to favor or disfavor any party hereto.

25.                               Successors and Assigns.  Subject to the provisions of Section 18 of this Assignment Agreement, all of the provisions of this Assignment Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties.

26.                               Survival.  Any provision of this Assignment Agreement which is applicable for the period after the Assignment Closing, whether expressly stated or not, shall survive the Assignment Closing until such provision under its terms no longer applies.

27.                               Time.  Time is of the essence in the performance each and every obligation of this Assignment Agreement.

28.                               Notices.  Any notice, demand or request which may be permitted, required or desired to be given under this Assignment Agreement shall be given in writing and directed to Assignor and Assignee as follows:

Assignor:                                                                                                                                              Lanic Engineering, Inc.
17800 Gothard Street
Huntington Beach, CA 92647
Attention:  Robert Leaming
E-Mail:  bleaming@lanicaero.com

With a copy to:                                                                                                            Transact Law, P.C.
130 Vantis, Suite 145
Aliso Viejo, CA 92656
Attention:  Erik Michelsen
E-Mail:  erik@transactlaw.com

Assignee:                                                                                                                                             BCI IV Acquisitions LLC
518 17th Street, 17th Floor
Denver, CO 80202
Attention:  Joshua J. Widoff, Esq.
E-Mail:  jwidoff@blackcreekcapital.com

With a copy to:                                                                                                            Allen Matkins Leck Gamble Mallory & Natsis LLP
1900 Main Street, 5th Floor
Irvine, California  92614-7321
Attention:  Sandra A. Jacobson, Esq.
E-Mail:  sjacobson@allenmatkins.com

Notices shall be deemed properly delivered and received:  (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by e-mail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Assignment and Assumption of Purchase Agreement has been executed as of the date first above written.

ASSIGNOR:

LANIC ENGINEERING, INC.,
a California corporation

By:	/s/ BOB LEAMING
Bob Leaming
Its:	CEO

By:	/s/ JASON ARNOLD
Jason Arnold
Its:	Vice President

ASSIGNEE:

BCI IV ACQUISITIONS LLC,
a Delaware limited liability company

By:	BCI IV Operating Partnership LP,
a Delaware limited partnership
Its: Sole Member

	By:	Black Creek Industrial REIT IV Inc.,
a Maryland corporation
Its: General Partner

		By:	/s/ J.R. WETZEL
			Name:	J.R. Wetzel
			Title:	Senior Managing Director